Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Reports Third Quarter 2009 Results

•	Sabine Pass LNG receiving terminal fully operational.

•	Cheniere Marketing successfully acquired commercial LNG

Houston, Texas – November 6, 2009 – Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $42.5 million, or $0.80 per share (basic and diluted), for the third quarter 2009 compared with a net loss of $71.6 million, or $1.51 per share (basic and diluted), during the corresponding 2008 period.  For the nine months ended September 30, 2009, Cheniere reported a net loss of $138.3 million, or $2.71 per share (basic and diluted), compared with a net loss of $261.9 million, or $5.55 per share (basic and diluted), during the corresponding 2008 period.  Included in the nine months ended September 30, 2009 is a gain on the early extinguishment of debt of $45.4 million, or $0.89 per share (basic and diluted).  Included in the nine months ended September 30, 2008 is a loss on the early extinguishment of debt of $10.7 million, or $0.23 per share (basic and diluted), and restructuring charges of $78.9 million, or $1.67 per share (basic and diluted).  Results are reported on a consolidated basis and include our 90.6 percent ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).

From operations, Cheniere reported income of $18.3 million and a loss of $18.8 million for the third quarter and nine months ended September 30, 2009, respectively, compared to a loss of $39.1 million and $181.0 million for the corresponding periods in 2008.  For the third quarter and nine months ended September 30, 2009, total revenues increased $52.2 million and $89.0 million, respectively.  LNG receiving terminal revenues increased $65.1 million and $103.3 million for the quarter and nine months ended September 30, 2009, largely as a result of the commencement of capacity payments under two third-party terminal use agreements (“TUAs”) that became effective on April 1, 2009 and July 1, 2009.  The decrease in marketing and trading revenues for the quarter and nine months ended September 30, 2009 of $12.3 million and $13.1 million, respectively, was due to lower of cost or market adjustments of $15.8 million and $17.0 million for LNG inventory held at the Sabine Pass LNG receiving terminal.  These losses were partially offset by gains from physical natural gas sales, derivative settlements and changes in the fair value of derivatives that occurred during the third quarter and nine months ended September 30, 2009.

LNG receiving terminal and pipeline operating expenses increased $3.8 million and $21.5 million, respectively, for the quarter and nine months ended September 30, 2009 and depreciation, depletion and amortization expense increased $7.0 million and $26.3 million, respectively, for the third quarter and nine months ended September 30, 2009 due to the placement into service of the Sabine Pass LNG receiving terminal and the Creole Trail pipeline during the second half of 2008.  General and administrative expenses decreased $14.4 million and $31.2 million for the third quarter and nine months ended September 30, 2009 primarily due to the restructuring initiatives implemented during 2008.  General and administrative expenses included non-cash compensation expenses of approximately $4.7 million and $13.5 million for the third quarter and nine months ended September 30, 2009 and $9.8 million and $23.8 million in the corresponding 2008 periods.

Interest expense increased $20.6 million in the third quarter 2009 compared to the third quarter 2008 and increased $86.5 million for the nine months ended September 30, 2009 compared to the corresponding 2008 period due to less interest subject to capitalization related to construction and an increase in the average debt balances outstanding for both periods.

Significant events during the nine months ended September 30, 2009 include the following:

•
the receipt of capacity reservation fee payments at Sabine Pass LNG from Cheniere Marketing, LLC (“Cheniere Marketing”), our wholly owned subsidiary, Total Gas & Power North America, Inc. (Total) and Chevron U.S.A., Inc. (Chevron),

•	the substantial completion of construction and achievement of full operability of the Sabine Pass LNG receiving terminal,

•	a reduction of $120.4 million of convertible debt;

•	the receipt of limited partner distributions from Freeport LNG Development; and

•	the purchase by Cheniere Marketing of LNG inventory held at the Sabine Pass LNG receiving terminal for future sales of natural gas.

As of September 30, 2009, the Sabine Pass LNG receiving terminal received capacity reservation fee payments from all of its TUA customers.  The TUAs became effective in October 2008, April 2009 and July 2009 from Cheniere Marketing, Total and Chevron, respectively.

Construction at the Sabine Pass LNG receiving terminal was substantially complete as of the end of the third quarter 2009 and the terminal is now fully operational with sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe.  Our estimated aggregate construction, commissioning and operating cost budget through achievement of full operability is approximately $1.559 billion, excluding financing costs.  Costs are anticipated to be funded with available cash held by Sabine Pass LNG, L.P. (“Sabine Pass”).

As of September 30, 2009, Cheniere retired $120.4 million aggregate principal amount of its 2.25% Convertible Senior Unsecured Notes due 2012 in exchange for a combination of $30.0 million cash and 4.0 million common shares through a series of transactions.

During the second and third quarters of 2009, Cheniere Marketing purchased, transported and successfully unloaded LNG at the Sabine Pass receiving terminal and entered into derivative contracts to hedge the cash flows from the future sales of this LNG inventory.  As of September 30, 2009, Cheniere Marketing had entered into a total of approximately 7,412 BBtu of natural gas swaps through January 31, 2011 for which it will receive fixed prices of $4.37 to $7.64 per MMBtu.  Due to the nature of the hedging strategy, earnings will be recognized in operating results as physical sales occur, derivatives are settled or the fair value of the derivatives change due to changes in natural gas prices.  In the interim, the LNG held in the storage tanks is recorded at the lower of cost or market based on the NYMEX natural gas index price for the last day of the period less basis differentials.

Liquidity and Capital Resources

Unrestricted cash and cash equivalents held by Cheniere at September 30, 2009 were $87.4 million.  During the third quarter of 2009, $34.9 million was distributed from Cheniere Partner’s distribution reserve account to Cheniere’s unrestricted cash and cash equivalents.

Restricted cash and cash equivalents at September 30, 2009 were $266.2 million of which $259.0 million were held at Cheniere Partners and $7.2 million were held at Cheniere. Restricted cash held by Cheniere Partners included approximately $82.4 million in a permanent debt service reserve and $54.9 million for four months of interest as required by the Sabine Pass senior notes indenture, and $121.7 million for construction, working capital and general purposes at Sabine Pass.

Cheniere believes that it has sufficient cash and other working capital to fund operations and other cash requirements until at least the earliest date when principal payments may be required on existing indebtedness, which is August 2011.  Our strategies to enhance near-term liquidity are focused on efforts to exploit the TUA capacity we have reserved through Cheniere Marketing at the Sabine Pass LNG receiving terminal.  Our strategies to improve our capital structure and address maturities of our existing indebtedness may include entering into long-term TUAs or LNG purchase and sales agreements that allow us to refinance debt, issuing equity or other securities or selling assets.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. Cheniere is pursuing related business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2009, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands) (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
		(As adjusted) (2)		(As adjusted) (2)
Revenues
LNG receiving terminal revenues	$65,119	—	103,320	—
Oil and gas sales	797	1,375	2,370	3,668
Marketing and trading	(9,609)	2,725	(10,265)	2,823
Other	25	—	100	—
Total revenues	56,332	4,100	95,525	6,491

Operating costs and expenses
LNG receiving terminal and pipeline development expenses	122	1,522	122	10,803
LNG receiving terminal and pipeline operating expenses	8,004	4,163	26,033	4,579
Oil and gas production and exploration costs	126	120	290	421
Depreciation, depletion and amortization	14,269	7,220	39,126	12,837
General and administrative expenses	15,557	29,933	48,776	79,976
Restructuring charges	—	287	—	78,851
Total operating costs and expenses	38,078	43,245	114,347	187,467

Income (Loss) from operations	18,254	(39,145)	(18,822)	(180,976)

Derivative gain	1,158	14,692	4,482	2,325
Loss from equity method investments	—	—	—	(4,800)
Gain (loss) on early extinguishment of debt	—	(10,716)	45,363	(10,716)
Interest expense, net	(61,557)	(40,977)	(176,766)	(90,249)
Interest income	114	3,535	1,313	17,940
Other income (expense)	124	(33)	107	(103)
Income tax benefit	—	—	—	—
Non-controlling interest	(590)	1,025	6,034	4,694
Net loss	$(42,497)	$(71,619)	$(138,289)	$(261,885)

Net loss per common share—basic and diluted	$(0.80)	$(1.51)	$(2.71)	$(5.55)

Weighted average number of common shares outstanding—basic and diluted	52,945	47,492	51,073	47,200

	September 30, 2009	December 31, 2008
	(Unaudited)	(As adjusted) (2)
Cash and Cash Equivalents	$87,354	$102,192
Restricted Cash and Cash Equivalents	183,273	301,550
LNG Inventory	20,760	—
Other Current Assets	28,880	12,850
Non-Current Restricted Cash, Cash Equivalents and Treasury Securities	82,892	159,312
Property, Plant and Equipment, net	2,237,650	2,170,158
Debt Issuance Costs, net	48,971	55,688
Goodwill	76,819	76,844
Other Assets	22,446	41,488
Total Assets	$2,789,045	$2,920,082

Current Liabilities	$116,244	$66,133
Long-Term Debt, net of discount	3,028,976	3,082,362
Deferred Revenue	34,500	37,500
Other Liabilities	16,930	8,141
Non-Controlling Interest	224,334	250,162
Stockholders’ (Deficit) Equity	(631,939)	(524,216)
Total Liabilities and Stockholders’ (Deficit) Equity	$2,789,045	$2,920,082

September 30, 2009	Sabine Pass LNG, L.P.	Cheniere Energy Partners, L.P.	Other Cheniere Energy, Inc.	Consolidated Cheniere Energy, Inc.
Cash and cash equivalents	$—	$—	$87,354	$87,354
Restricted cash, cash equivalents	258,725	210	7,230	266,165
Total	$258,725	$210	$94,584	$353,519

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended September 30, 2009, filed with the Securities and Exchange Commission.

(2)
Effective January 1, 2009, Cheniere adopted Financial Accounting Standards Board Staff Position Accounting Principles Board No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.  As such, the Balance Sheet as of December 31, 2008 and Cheniere’s Consolidated Statements of Operations for the three and nine months ended September 30, 2008 have been adjusted to reflect this adoption.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259